Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	F. Brad Denardo, Chairman, President & CEO	David K. Skeens, Treasurer & CFO
	(540) 951-6213 bdenardo@nbbank.com	(540) 951-6347 dskeens@nbbank.com

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National Bankshares, Inc. Reports 2020 Earnings

BLACKSBURG, VA., February 4, 2021 -- National Bankshares, Inc. (NASDAQ: NKSH), parent company of The National Bank of Blacksburg, today announced its results of operations for the quarter and year ended December 31, 2020. The Company reported net income of $16.08 million, or $2.48 per common share, for the year ended December 31, 2020. This compares to net income of $17.47 million, or $2.65 per common share, for the year ended December 31, 2019. National Bankshares, Inc. ended 2020 with total assets of $1.52 billion.

Chairman, President, and Chief Executive Officer F. Brad Denardo commented, “Looking back on an extremely challenging year, I am very proud of the response of our employees in meeting the needs of our customers and communities, and thankful for the continued support of our customers and shareholders through these difficult times.”

“Despite the pandemic’s impact on the economy and our earnings , Bankshares was able to generate solid revenue and maintain good shareholder value in 2020. Our Company’s underlying strength allowed us to extend vital help to our customers and communities in 2020, and we are committed to continuing this support as we navigate the ongoing uncertainty. Moving forward, we are cautiously optimistic that the burdens of the panedemic will ease in the year ahead, and we look forward to serving our customers, our communities, and our sharholders in 2021 and beyond.”

Highlights for the Year Ended December 31, 2020

In Light of the Pandemic

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To protect our employees and customers during the COVID-19 pandemic, we shifted to serving customers primarily through branch drive-thrus and digital channels and closed our branch office lobbies on March 20th. We continue to serve customers in person when requested and hope to reopen our lobbies sometime in 2021.

-	To aid our many business customers with pandemic related hardships, we modified or deferred payments in 2020 on 387 loans totaling $174.66 million.

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Of the loans modified for pandemic related hardships, at December 31, 2020, 3 loans totaling $6.63 million remained in deferral and another 13 loans totaling $32.51 million remained on interest-only payments.

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We participated in the Paycheck Protection Program and originated 813 loans grossing $58.22 million. The loans bear a contractual interest rate of 1%, bolstered by an origination fee to be recognized over the life of the loan. Loans that are forgiven or paid off prior to maturity result in recognition of the outstanding origination fee at the date of forgiveness or payoff. As of December 31, 2020, 242 loans with original amounts totaling $21.32 million had been forgiven or paid off. Contractual interest earned on PPP loans totaled $125 thousand, while net fees accreted to interest income totaled $747 thousand, and fees recognized at pay off or forgiveness totaled $619 thousand. Gross PPP loans totaling $36.90 million remain on the balance sheet.

-	The Company is participating in the next round of PPP loans.

Income Statement

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Our net income of $16.08 million includes a loan loss provision of $1.99 million, an increase of $1.86 million over the provision for the year ended December 31, 2019. We will continue to closely monitor our loan portfolio for indications of heightened credit risk and the resulting need for any additional provision for loan losses.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com

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During the first three quarters of 2020, we increased the provision for loan losses. The anaylsis of credit risk at December 31, 2020 would have permitted us to reverse some of the provision taken. However, we chose to maintain our surplus at the maximum amount allowed by policy and did not reverse any previously recorded provision.

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During the first three quarters of 2020, pandemic-related payment deferrals and increased provision for loan loss negatively impacted income. During the fourth quarter, most of the deferred loans had returned to regular payment status, and fees from PPP loans resulted in increased quarterly income. The return on average assets steadily improved after the second quarter, ending the twelve months at 1.15%. This compares with 1.39% for the twelve months ended December 31, 2019.

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Fees and interest income from PPP loans helped increase our net interest margin(1), offset by lost interest due to payment deferrals and the drop in interest rates in March 2020 . Our margin for the year ended December 31, 2020 was 2.98%, down from 3.29% for the year ended December 31, 2019. PPP loans increased the twelve-month average loans by $36.88 million and added $1.75 million in interest and fee income. If PPP loans are excluded, the net interest margin for the year ended December 31, 2020 would have been 2.93%. The average gross PPP loan balance for the fourth quarter was $50.15 million.

-	We recognized $1.37 million in Paycheck Protection Program (PPP) loan fees net of costs in 2020.

-	The cost to fund interest bearing liabilities declined 24 basis points to 0.62% for the year ended December 31, 2020, from 0.86% for the year ended December 31, 2019.

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Total noninterest income for the twelve months ended December 31, 2020 was down $0.85 million, or 9.62%, when compared to the twelve months ended December 31, 2019. Noninterest income was impacted by fewer service charges on deposit accounts and lower gains from the sale and call of securities.

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The Company continues to work to contain expenses. Noninterest expense was down $0.78 million, or 3.04%, when the twelve months ended December 31, 2020 are compared with the twelve months ended December 31, 2019.

Balance Sheet

-	Total assets increased by $197.83 million, or 14.97%, to $1.52 billion.

-	Total deposits increased by $177.39 million, or 15.84%, to $1.30 billion. We expect continued growth in deposits in 2021 due to additional government stimulus funds received by depositors.

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Gross loans outstanding were $770.03 million at December 31, 2020, an increase of $36 million from December 31, 2019, but down from $802.8 million at September 30, 2020. We received several very large loan payoffs in the 4th quarter.

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Total stockholders’ equity at December 31, 2020 was $200.61 million. The Company’s capital position provides a source of great strength and continues to significantly exceed all regulatory capital guidelines.

Other Notable Information

-	The Company repurchased 57,554 shares in the 4th quarter of 2020. We expect to continue to repurchase shares in 2021.

-	Nonperforming loans as a percentage of total loans increased slightly to 0.48% at December 31, 2020, from 0.46% at December 31, 2019 and from 0.45% at September 30, 2020

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The efficiency ratio(1) continues to improve at 53.11% for the year ended December 31, 2020, as compared to 55.10% for the year ended December 31, 2019 and 54.10% for the nine months ended September 30, 2020.

-	The allowance for loan losses to total loans was 1.10% at December 31, 2020. Excluding the PPP loans, the ratio was 1.16%.

-	Net chargeoffs were $373 for the year ended December 31, 2020, compared with $653 for the year ended December 31, 2019.

-	The book value per common share as of December 31, 2020 was $31.19, an improvement from $ 28.31 as of December 31, 2019, and $31.16 as of September 30, 2020.

(1)Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include the efficiency ratio and the net interest margin, which is presented on a fully taxable-equivalent (“FTE”) basis. Efficiency ratio is calculated as noninterest expense, less non-recurring items, divided by the sum of noninterest income and net interest income on an FTE basis. FTE basis is calculated using the federal statutory income tax rate of 21%. The Company believes certain non-GAAP financial measures enhance the understanding of its business and performance. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions.

About National Bankshares

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc.  National Bank is a community bank operating from 25 full-service offices and one loan production office throughout Southwest Virginia. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area.  The Company’s stock is traded on the NASDAQ Capital Market under the symbol “NKSH.” Additional information is available at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets, and technology. The Company does not update any forward-looking statements that it may make.

National Bankshares, Inc.

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except for share and per share data)	December 31, 2020	December 31, 2019
Assets
Cash and due from banks	$13,147	$10,290
Interest-bearing deposits	120,725	76,881
Securities available for sale, at fair value	546,742	435,263
Restricted stock	1,279	1,220
Total securities	548,021	436,483
Mortgage loans held for sale	866	905
Loans:
Loans, net of unearned income and deferred fees and costs	768,799	733,451
Less: allowance for loan losses	(8,481)	(6,863)
Loans, net	760,318	726,588
Premises and equipment, net	10,035	8,919
Accrued interest receivable	5,028	4,285
Other real estate owned, net	1,553	1,612
Intangible assets and goodwill	5,848	5,848
Bank-owned life insurance	36,444	35,567
Other assets	17,686	14,459
Total assets	$1,519,671	$1,321,837

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$276,793	$201,866
Interest-bearing demand deposits	763,293	643,482
Savings deposits	167,475	146,377
Time deposits	89,582	128,028
Total deposits	1,297,143	1,119,753
Accrued interest payable	56	144
Other liabilities	21,865	18,214
Total liabilities	1,319,064	1,138,111

Stockholders' Equity
Preferred stock, no par value, 5,000,000 shares authorized; none issued and outstanding	---	---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,432,020 shares at December 31, 2020 and 6,489,574 shares at December 31, 2019	8,040	8,112
Retained earnings	189,547	184,120
Accumulated other comprehensive loss, net	3,020	(8,506)
Total stockholders' equity	200,607	183,726
Total liabilities and stockholders' equity	$1,519,671	$1,321,837

National Bankshares, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Twelve Months Ended
($ in thousands, except for share and per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest Income
Interest and fees on loans	$9,032	$8,592	$34,523	$33,869
Interest on federal funds	---	---	---	---
Interest on interest-bearing deposits	28	475	276	1,523
Interest on securities - taxable	1,592	1,874	7,383	6,725
Interest on securities - nontaxable	510	487	1,826	3,030
Total interest income	11,162	11,428	44,008	45,147
Interest Expense
Interest on time deposits	188	566	1,664	1,805
Interest on other deposits	835	1,242	4,173	5,575
Total interest expense	1,023	1,808	5,837	7,380
Net interest income	10,139	9,620	38,171	37,767
Provision (recovery) for loan losses	6	(224)	1,991	126
Net interest income after provision for loan losses	10,133	9,844	36,180	37,641
Noninterest Income
Service charges on deposit accounts	536	613	1,966	2,453
Other service charges and fees	49	49	162	198
Credit card fees	369	383	1,400	1,398
Trust income	418	414	1,662	1,622
Bank-owned life insurance	218	229	877	910
Other income	536	275	1,769	1,643
Realized securities gain, net	12	384	108	566
Total noninterest income	2,138	2,347	7,944	8,790
Noninterest Expense
Salaries and employee benefits	3,697	3,757	14,579	14,920
Occupancy and furniture and fixtures	435	456	1,795	1,866
Data processing and ATM	762	808	3,158	3,171
FDIC assessment	87	---	214	167
Net cost of other real estate owned	3	2	39	47
Franchise taxes	331	343	1,340	1,333
Other operating expenses	991	1,084	3,845	4,250
Total noninterest expense	6,306	6,450	24,970	25,754
Income before income tax expense	5,965	5,741	19,154	20,677
Income tax expense	1,017	964	3,077	3,211
Net Income	$4,948	$4,777	$16,077	$17,466
Basic net income per share	$0.77	$0.74	$2.48	$2.65
Fully diluted net income per share	$0.77	$0.74	$2.48	$2.65
Weighted average number of common shares outstanding
Basic	6,464,338	6,489,574	6,483,230	6,580,659
Diluted	6,464,338	6,489,574	6,483,230	6,580,659
Dividends declared per share	$0.72	$0.72	$1.39	$1.39
Dividend payout ratio	---	---	55.98%	51.71%
Book value per share	$31.19	$28.31	$31.19	$28.31

National Bankshares, Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended
($ in thousands)	December 31, 2020	December 31, 2019
Net income	$4,948	$4,777

Other Comprehensive Loss, Net of Tax
Unrealized holding gain (loss) on available for sale securities net of tax of $375 for the period ended December 31, 2020 and ($663) for the period ended December 31, 2019	1,413	(2,494)
Reclassification adjustment for gain included in net income, net of tax of ($3) for the period ended December 31, 2020 and ($81) for the period ended December 31, 2019	(9)	(303)
Net pension loss arising during the period, net of taxes of ($393) for the period ended December 31, 2020 and ($394) for the period ended December 31, 2019	(1,478)	(1,482)
Less amortization of prior service cost included in net periodic pension cost, net of tax of ($23) for the period ended December 31, 2020 and ($23) for the period ended December 31, 2019	(87)	(87)
Other comprehensive loss, net of tax	$(161)	$(4,366)
Total Comprehensive Income	$4,787	$411

	Twelve Months Ended
($ in thousands)	December 31, 2020	December 31, 2019
Net income	$16,077	$17,466

Other Comprehensive Income, Net of Tax
Unrealized holding gain on available for sale securities net of tax of $3,502 for the period ended December 31, 2020 and $1,486 for the period ended December 31, 2019	13,176	5,595
Reclassification adjustment for gain included in net income, net of tax of ($23) for the period ended December 31, 2020 and ($119) for the period ended December 31, 2019	(85)	(447)
Net pension loss arising during the period, net of taxes of ($393) for the period ended December 31, 2020 and ($349) for the period ended December 31, 2019	(1,478)	(1,482)
Less amortization of prior service cost included in net periodic pension cost, net of tax of ($23) for the period ended December 31, 2020 and ($23) for the period ended December 31, 2019	(87)	(87)
Other comprehensive income, net of tax	$11,526	$3,579
Total Comprehensive Income	$27,603	$21,045

National Bankshares, Inc.

Key Ratios and Other Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
($ in thousands)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Average Balances
Cash and due from banks	$11,743	$12,142	$11,358	$11,562
Interest-bearing deposits	103,511	114,048	81,639	74,527
Securities available for sale	514,328	378,157	473,669	393,136
Restricted stock	1,279	1,220	1,265	1,220
Mortgage loans held for sale	2,334	1,411	1,426	737
Gross Loans	780,439	725,848	768,938	719,729
Loans, net	771,201	725,294	760,641	711,851
Intangible assets	5,848	5,848	5,848	5,848
Total assets	1,477,384	1,296,594	1,403,671	1,255,934
Total deposits	1,256,873	1,091,846	1,188,572	1,062,683
Stockholders' equity	201,271	187,689	195,768	176,906
Interest-earning assets	1,386,835	1,217,232	1,316,284	1,188,366
Interest-bearing liabilities	979,370	883,240	940,180	861,713

Financial Ratios
Return on average assets	1.33%	1.39%	1.15%	1.39%
Return on average equity	9.77%	9.62%	8.21%	9.87%
Net interest margin(1)	2.98%	3.22%	2.98%	3.29%
Net interest income-fully taxable equivalent(1)	$10,387	$9,868	$39,179	$39,056
Efficiency ratio(2)	50.40%	54.52%	53.11%	55.10%
Average equity to average assets	13.62%	14.48%	13.95%	14.09%

Allowance for Loan Losses
Beginning balance	$8,428	$7,262	$6,863	$7,390
Provision for losses	6	(224)	1,991	126
Charge-offs	(81)	(224)	(720)	(920)
Recoveries	128	49	347	267
Ending balance	$8,481	$6,863	$8,481	$6,863

(1)	Non-GAAP financial measures presented on an FTE basis. Interest income that is not taxable is grossed up at the Company's federal statutory income tax rate of 21% to reflect the tax benefit.
(2)	Efficiency ratio is calculated as noninterest expense, less non-recurring items, divided by the sum of noninterest income and net interest income on a fully taxable equivalent basis.

National Bankshares, Inc.

Asset Quality Data

(Unaudited)

($ in thousands)	December 31, 2020	December 31, 2019
Nonperforming Assets
Nonaccrual loans	$846	$164
Nonaccrual restructured loans	2,839	3,211
Total nonperforming loans	3,685	3,375
Other real estate owned	$1,553	$1,612
Total nonperforming assets	$5,238	$4,987
Accruing restructured loans	1,410	1,729
Accruing loans 90 days or more past due	$17	$231

Asset Quality Ratios
Nonperforming assets to loans net of unearned income and deferred fees, plus other real estate owned	0.68%	0.68%
Allowance for loans losses to total loans	1.10%	0.94%
Allowance for loan losses to nonperforming loans	230.15%	203.35%
Loans past due 90 days or more to loans net of unearned income and deferred fees	0.00%	0.03%